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                                                                    Exhibit 16.1


                 [LETTERHEAD OF PEAT MARWICK LLP APPEARS HERE]



Securities and Exchange Commissions
450 Fifth Street, N.W.
Washington, D.C. 20540


Gentlemen:

We have read the section entitled Experts in the Registration Statement on Form S-1 of Summit Design, Inc. and are in agreement with the statements contained in the first, third, fourth, fifth, sixth and seventh sentences of the second paragraph therein. We have no basis to agree or disagree with the statements of the registrant contained in the first paragraph, the remainder of the second paragraph, or the third paragraph.



                                         /s/ KPMG Peat Marwick LLP

June 11, 1996